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Ex-12d

                                                      Idaho Power Company
                                              Consolidated Financial Information
                                              Ratio of Earnings to Fixed Charges

                                                       Twelve Months Ended December 31,                       Twelve Months
                                                            (Thousands of Dollars)                               Ended
                                                                                                                March 31,
                                                   1994        1995         1996         1997         1998        1999
Earnings, as defined:
    Income before income taxes.................. $109,173    $135,333     $142,710     $138,746     $140,984    $145,770
    Adjust for distributed income of equity
      investees.................................      326      (2,058)      (1,413)      (3,943)      (4,697)     (7,490)
    Equity in loss of equity method
      investment................................        0           0            0            0          476         611
    Minority interest in losses of majority
      owned subs................................        0           0            0            0         (125)       (102)
    Fixed charges, as below.....................   55,227      57,381       58,339       61,743       61,478      61,926

        Total earnings, as defined.............. $164,726    $190,656     $199,636     $196,546     $198,116    $200,715

Fixed charges, as defined:
    Interest charges............................  $54,433     $56,456      $57,348      $60,761      $60,677     $60,992
    Rental interest factor......................      794         925          991          982          801         934

          Total fixed charges, as defined.......  $55,227     $57,381      $58,339      $61,743      $61,478     $61,926

Ratio of earnings to fixed charges..............    2.98x       3.32x        3.42x        3.18x        3.22x       3.24x




Exhibit 12-D
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